Exhibit 10.25

Prime Number Capital LLC, FINRA/SIPC Member 14 Myrtle Dr, Great Neck, New York, 11021 (347) 329-1585 info@pncps.com

April 30, 2023

Prime Number Acquisition I Corp.

1129 Northern Blvd, Suite 404, Manhasset, NY

Attention: Mr. Dongfeng Wang, Mr. Weixiong (Jeff) Cheong

Re: Engagement of Services

Ladies and Gentlemen:

This letter will confirm our understanding that the company known to us as Prime Number Acquisition I Corp. (the “Company”), has engaged Prime Number Capital LLC (“PNCPS”) (the “Placement Agent”) to act as PIPE Placement Agent in connection with any private placement of securities (the “Securities”) by the Company in connection with a Transaction (a “Placement”). The specific terms and conditions of the Transaction and Placement shall be determined by good faith negotiations between the Company and the counterparty(s) to the Transaction or Placement, as applicable. References herein to the “Company” shall be deemed to include any entity that the Company may form or utilize to effect any of the Transactions contemplated hereby.

Section 1. Scope of Engagement and Services. The Company hereby engages Placement Agent, for the period beginning on the date hereof and ending on the earlier of the close of the Transaction or the liquidation of the Company (the “Engagement Period”).

It is expressly understood and acknowledged that Placement Agent’s engagement as placement agent does not constitute any commitment, express or implied, on the part of Placement Agent or of any of its affiliates to purchase or place any Securities or to provide any type of financing and that the Placement will be made by Placement Agent on a reasonable effort basis. It is further understood that Placement Agent’s services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Placement Agent, market conditions, the absence of adverse changes to the Acquisition Target’s business or financial condition, approval of Placement Agent’s internal committee and any other conditions that Placement Agent may deem appropriate for placements of such nature.

It is expressly understood and agreed that Placement Agent is not undertaking to provide any advice relating thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, regulatory, accounting and tax advisors for all matters relating to any Transaction and Placement, and all other matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Placement Agent or any of its affiliates regarding matters of law, regulation, accounting or taxation.

Section 2. Indemnification. The Company agrees to indemnify Placement Agent in accordance with the provisions of Exhibit A hereto, which is incorporated by reference and made a part hereof.

Section 3. Placement Agent’s and the Company’s Relationships with Others. The Company acknowledges that Placement Agent and its affiliates are in the business of providing investment banking, financial advisory, and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Placement Agent’s obligations relating to the Company’s Confidential Material as provided in Section 4 hereof, shall be construed to limit or restrict Placement Agent or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 4. Confidential Information. In connection with the rendering of services hereunder, Placement Agent has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Placement Agent without the prior written consent of the Company. In the event Placement Agent is required by applicable law or legal process to disclose any of the Confidential Material, Placement Agent will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Placement Agent’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Placement Agent is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Placement Agent may do so without liability hereunder. Placement Agent may also, without prior notice to the Company, disclose Confidential Information pursuant to an ordinary course examination by, or other ordinary course interaction with, a regulator, bank examiner or self-regulatory organization (such as FINRA).

Section 5. Limitation Upon the Use of Advice and Services

(a)	No person or entity, other than the Company (including its directors, officers, and employees), shall be entitled to make use of, or rely upon any advice of Placement Agent to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Placement Agent

(b)	The Company hereby acknowledges that Placement Agent, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by Placement Agent to make a market in any of the Company’s securities shall be based solely on the independent judgment of Placement Agent’s management, employees, and agents.

(c)	Use of Placement Agent’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Placement Agent unless the Company is required by law to include Placement Agent’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Placement Agent copies of such annual reports or other reports or releases using Placement Agent’s names in advance of publication by the Company.

Section 6. Public Announcements. The Company agrees to include Placement Agent as PIPE placement agent to the Company in any public announcements associated with the Transaction and that Placement Agent may place announcements or advertisements or otherwise publicize Placement Agent’s role hereunder.

Section 7. No Conflicts with Finders or Other Brokers. The Company represents that this Agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Placement Agent hereunder.

Section 8. Right of First Refusal. From the closing of the Transaction, Company shall give Placement Agent a right of first refusal to act as a book-running manager for the first two (2) public or private equity or debt offerings by the Company or any successor to or any subsidiary of the Company, or the surviving entity as a result of business combination.

Section 9. Fees and Reimbursement. As compensation for Placement Agent’s services as Placement Agent, Placement Agent shall receive a placement fee (the “Placement Fee”) of seven percent (7.0%of the aggregate gross proceeds received by the Company from the sale of the Securities in the Placement. The Placement Fee shall be payable in immediately available funds on the date that the Company receives payment (the “Closing Date”) for the Securities (not subject to any escrow or similar arrangement, in which case the Placement Fee shall be payable on the date such funds are released to the Company from such escrow or similar relationship) from a purchaser (the “Purchaser”) of the Securities.

The Company shall, whether or not any Transaction or Placement is consummated, reimburse Placement Agent for any reasonable out-of-pocket expenses reasonably incurred in connection with Placement Agent’s obligations hereunder, including without limitation, (a) travel expenses and (b) the professional fees and expenses incurred by Placement Agent, including reasonable fees and expenses of counsel, up to $50,000 in the aggregate.

The right of Placement Agent to receive the fees and reimbursements set forth in this Section 9 shall survive the termination of this Agreement for any reason.

Section 10. Information; Cooperation. The Company will cooperate with and will furnish Placement Agent with all reasonable information and data concerning the Company and the Transaction which Placement Agent deems appropriate and will provide Placement Agent with reasonable access to the Company’s officers, directors, employees, independent accountants, and legal counsel. The Company represents that all information and any disclosure materials made available to Placement Agent for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. Placement Agent shall not, and shall cause any of its selected sub-advisors not to, deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 11. Additional Agreements. The Company agrees with Placement Agent that:

(a)	The Company (i) will not solicit offers to buy, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, and (ii) will solicit offers for Securities only from, and will offer Securities only to, investors that it reasonably believes are institutional “accredited investors” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) or “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act. In addition, the Company will take all other necessary steps to ensure that the offering and sale of the Securities are exempt from the registration requirements of the Securities Act and in compliance with all applicable state securities laws.

(b)	The Company shall extend to all prospective purchasers the opportunity, prior to the closing of a Placement, to ask questions of, and receive answers from, the Company, and shall use commercially reasonable efforts to extend to all prospective purchasers and other interested parties the opportunity, prior to such closing, to ask questions of, and receive answers from the Acquisition Target, concerning the Securities and the terms and conditions of the offering thereof and to obtain any information that such prospective purchasers may consider necessary in making an informed investment decision or to verify the accuracy of the information set forth in any offering materials prepared and used by the Company in connection with a Placement (the “Offering Materials”), to the extent the Company possesses the same or can acquire it without unreasonable effort or expense.

(c)	If any event occurs or condition exists as a result of which the Offering Materials or the information contained in any of the Company’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Offering Materials are delivered to a Purchaser or such filings were made, as the case may be, not misleading, or if, in the opinion of Placement Agent or the Company, it is necessary at any time to amend or supplement the Offering Materials or file a subsequent Exchange Act report, as the case may be, to comply with applicable law, the Company will immediately notify Placement Agent of any such event, condition or opinion of the Company and shall prepare an amendment or supplement to the Offering Materials or Exchange Act report, as the case may be, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Offering Materials or Exchange Act report, as the case may be, to Placement Agent, provided that in the case of any such opinion of Placement Agent, the Company would only be required to do so upon notice from Placement Agent.

(d)	Placement Agent shall be a third-party beneficiary of, and shall be entitled to rely on, the representations and warranties provided by the Company to the Purchasers, and by the Purchasers to the Company, in any definitive agreement (the “ Definitive Agreement”) entered into regarding the Placement. The Definitive Agreement between the Company and the Purchasers will contain representations of each Purchaser (for itself and for each account for which such Purchaser is acquiring Securities) that such Purchaser has carefully reviewed any Offering Materials used in the Placement and has been furnished with all other materials that it considers relevant to an investment in the Securities, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of the Placement, and no statement or printed material which is contrary to the disclosure documents has been made or given to the Purchaser by or on behalf of the Company; and that the Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, Placement Agent, except for the statements, representations and warranties contained in the Definitive Agreement. The Company will cause to be furnished to Placement Agent a copy of the closing documents with respect to the Placement. To the extent the Company’s counsel shall deliver a legal opinion in connection with the Placement to the Purchasers of the Securities, such opinion shall also be addressed to Placement Agent (or shall state that Placement Agent is entitled to rely on such opinion).

Section 12. Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid and if to the Company, addressed to it at the address above, or if to Placement Agent, addressed to them at: 14 Myrtle Drive, Great Neck, NY, 11021; or delivered by facsimile transmission with a printed confirmation of receipt and confirmed, or by electronic transmission via PDF. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement embodies the entire agreement and understanding between the Company and Placement Agent and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Placement Agent may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Placement Agent.

(c)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(d)	There is no relationship of partnership, agency, employment, franchise, or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(e)	The Company hereby acknowledges that Placement Agent is not a fiduciary of the Company. Placement Agent makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future.

(f)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(g)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13. Termination. The term (the “Term”) of Placement Agent’s engagement hereunder shall commence on the date hereof and shall end on the final closing of the Transaction or Placement; provided however that the Company, with written notice to Placement Agent, may terminate this Agreement for Cause. “Cause” means that the Company’s board of directors, acting in good faith, has determined that there has been gross negligence or willful misconduct by Placement Agent or its affiliates.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 13 or upon expiration of this Agreement, the provisions in the sections headed “Confidential Information,” “Fees,” “Indemnification,” and “Miscellaneous” will survive.

Signature page follows

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement.

PRIME NUMBER CAPITAL LLC

By:	/s/ Xiaoyan Jiang
Name: Xiaoyan Jiang
Title: Chairwoman

AGREED AND ACCEPTED BY:

PRIME NUMBER ACQUISITION I CORP.

By:	/s/ Dongfeng Wang
Name: Dongfeng Wang
Title: Chief Executive Officer

Exhibit A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Placement Agent and its affiliates and their respective officers, directors, employees, agents (including Selected Sub-Advisors and/or Dealers) and controlling persons (each such indemnified party or person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction or any other matter (collectively, the “Matters”) contemplated by the engagement letter, of which this Exhibit A forms a part, and the performance by Placement Agent of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agent’s fraud or willful misconduct.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise, save and except that such liability shall be caused by the fraud or willful misconduct of the indemnified party.) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agent’s fraud or willful misconduct.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agent, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Placement Agent under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Placement Agent under the engagement letter of which this Exhibit A is a part.

Promptly after receipt by Placement Agent or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Placement Agent or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Indemnification Exhibit to indemnify Placement Agent and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Placement Agent) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Placement Agent.

The Company agrees that it will not, without the prior written consent of Placement Agent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Placement Agent or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Placement Agent and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Placement Agent or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Placement Agent for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Exhibit A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Exhibit A is a part or the completion of Placement Agent’s services thereunder.